As filed with the Securities and Exchange Commission on April 10, 2008
Registration No. 333-[________]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

012 SMILE.COMMUNICATIONS LTD.
(Exact name of registrant as specified in its charter)

State of Israel	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

25 Hasivim Street, Petach-Tikva, 49170, Israel

(Address of Principal Executive Offices) (Zip Code)

012 SMILE.COMMUNICATIONS LTD.
2007 EQUITY INCENTIVE PLAN

(Full title of the plan)

012 Smile.Communications Ltd.
25 Hasivim Street,
Petach-Tikva, 49170,

(Name and address of agent for service)

(302) 738-6680
(Telephone number, including area code, of agent for service)

Copies to:
Steven J. Glusband, Esq.	Itai Leshem, Adv.
Carter Ledyard & Milburn LLP	Shibolet & Co.
2 Wall Street	Museum Tower
New York, New York 10005	4 Berkowitz Street
(212) 732-3200	Tel-Aviv, 64238 , Israel
+972 (3) 777-8333

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)
Ordinary Shares, par value NIS 0.1 per share	2,250,000	$10.75	$24,187,500	$950.57

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant’s ordinary shares, par value NIS 0.1 per share (the “Ordinary Shares”) that may be offered or issued pursuant to the Registrant’s 2007 Equity Incentive Plan by reason of stock splits, stock dividends or similar transactions.

(2)	Calculated pursuant to Rule 457 (c) and (h)on the basis of the average of the low and high prices ($10.66 and $10.84) of an ordinary share as reported by the NASDAQ Global market on April 9, 2008.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by .0000393.

(4)	Reserved for issuance under the Registrant’s 2007 Equity Incentive Plan.

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act, as amended (the “Exchange Act”) (Commission File No. 001-33773):

(a)	The Registrant’s Reports of Foreign Private Issuer on Form 6-K submitted to the Commission on November 9, 2007; November 26, 2007; November 28, 2007; December 3, 2007; December 4, 2007; December 10, 2007; December 13, 2007; December 26, 2007; January 8, 2008; January 22, 2008; January 28, 2008; February 20, 2008; February 26, 2008; February 28, 2008; March 3, 2008; March 19, 2008; and April 1, 2008.

(b)	The description of the Registrant’s securities contained in the Registrant’s Registration Statement on Form F-1 (Registration No. 333-146645), filed with the Commission on October 12, 2007.

        In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant’s Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

Insurance for Office Holders

        The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract for the insurance of the liability of any of its office holders arising from their acts or omissions in such capacity which constitute any of the following:

—	a breach of the office holder's duty of care to the company or to another person;

—	a breach of the office holder’s duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable grounds to assume that his act would not prejudice the company’s interests; and

—	a monetary liability imposed upon the office holder in favor of another person.

        Our articles of association permit us to purchase insurance covering the liability of our office holders in accordance with the Israeli Companies Law as currently in effect.

        Our officers and directors are covered by the directors’ and officers’ liability insurance policy of Internet Gold -Golden Lines Ltd., our parent company, that provides coverage of not more than $5 million per claim and in the aggregate per year.

Exemption of Office Holders

        The Israeli Companies Law provides that a company cannot exempt an office holder from liability with respect to a breach of his or her duty of loyalty to the company. If permitted by its articles of association, a company may, in advance, grant an exemption to an office holder from his or her liability to the company with respect to a breach of the officer holder’s duty of care. However, a company may not grant an exemption in advance to a director from his or her liability to the company with respect to a breach of his or her duty of care in the event of a distribution.

        Our articles of association permit us to exempt our office holders in accordance with the Israeli Companies Law as currently in effect.

Indemnification of Office Holders

        The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for liabilities or expenses imposed on him or her, or incurred by him or her concerning acts or omissions performed by the office holder in such capacity for:

—	a monetary liability imposed on the office holder in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court;

—	reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without any indictment filed against the office holder and without any monetary liability imposed on the office holder in lieu of criminal proceedings, or concluded without an indictment against the office holder but with the imposition of a monetary liability on the office holder in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

—	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on him or her by a court, in an action instituted by the company or on the company’s behalf, or by another person, against the office holder, or in a criminal charge from which the office holder was acquitted, or in a criminal proceeding in which the office holder was convicted of a criminal offense which does not require proof of criminal intent.

        The indemnification provisions in a company’s articles of association may include:

—	a provision allowing the company to undertake in advance to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of events which the company’s board of directors deems foreseeable considering the company’s actual operations at the time of the undertaking, and to an amount or standard that the board of directors has determined as reasonable under the circumstances; and

—	a provision allowing the company to retroactively indemnify an office holder.

Our articles of association allow us to indemnify our office holders to the fullest extent permitted by law, subject to the provisions of the Israeli Companies Law. Our articles of association provide that an indemnification undertaking may be given in advance or retroactively, provided that an undertaking given in advance will be restricted to types of events that our board of directors deems foreseeable considering our company’s operations at the time of the undertaking, and in an amount or standard that our board of directors deems reasonable under the circumstances. We have undertaken to indemnify our directors and officers to the extent permitted by law, in an aggregate amount not to exceed $5 million, to the extent that their liability is not covered under our directors’ and officers’ liability insurance policy.

Limitations on Insurance, Exemption and Indemnification

        The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exempting an office holder from duty to the company shall be valid, where such insurance, indemnification or exemption relates to any of the following:

—	a breach by the office holder of his duty of loyalty, except with respect to insurance coverage or indemnification if the office holder acted in good faith and had reasonable grounds to assume that the act would not prejudice the company;

—	a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently;

—	any act or omission committed with intent to derive an unlawful personal gain; and

—	any fine or forfeiture imposed on the office holder.

        In addition, pursuant to the Israeli Companies Law, exemption of, procurement of insurance coverage for, an undertaking to indemnify or indemnification of an office holder must be approved by the audit committee and the board of directors and, if such office holder is a director or a controlling shareholder or a relative of the controlling shareholder, also by the shareholders general meeting.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

4.1	Memorandum of Association of the Registrant (1)

4.2	Articles of Association of the Registrant (2)

4.3	012 Smile.Communications Ltd.2007 Equity Incentive Plan (3)

5	Opinion of Shibolet & Co. regarding legality of the securities being registered

23.1	Consent of Shibolet & Co. (contained in Exhibit 5)

23.2	Consent of Somekh Chaikin, Independent Registered Public Accounting Firm.

23.3	Consent of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global

24	Power of Attorney (included as part of this Registration Statement)

(1)	Filed as Exhibit 4.1 to the Registrant’s Registration Statement on Form F-1, registration number 333-146645, filed with the Commission on October 12, 2007, and incorporated herein by reference.

(2)	Filed as Exhibit 4.2 to the Registrant’s Registration Statement on Amendment No. 3 to Form F-1, registration number 333-146645, filed with the Commission on October 26, 2007, and incorporated herein by reference.

(3)	Filed as Exhibit 10.13 to the Registrant’s Registration Statement on Amendment No. 3 to Form F-1, registration number 333-146645, filed with the Commission on October 26, 2007, and incorporated herein by reference.

Item 9. Undertakings.

    (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bonafide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Petach-Tikva, Israel on April 10, 2008.

012 SMILE.COMMUNICATIONS LTD By: /s/ Stella Handler —————————————— Stella Handler Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Stella Handler and Doron Ilan and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of 012 Smile.Communications Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on April 10, 2008, by the following persons in the capacities indicated.

Name	Title

/s/ Shaul Elovitch ——————————————
Shaul Elovitch	Chairman of the Board of Directors

/s/ Eli Holtzman ——————————————
Eli Holtzman	Vice Chairman of the Board of Directors

/s/ Stella Handler ——————————————
Stella Handler	Chief Executive Officer

/s/ Doron Elan ——————————————
Doron Elan	Chief Financial Officer and Principal Accounting Officer

/s/ Anat Winner ——————————————
Anat Winner	Director

/s/ Aliza Schloss ——————————————
Aliza Schloss	Director

/s/ Doron Turgeman ——————————————
Doron Turgeman	Director

/s/ Hana Rado ——————————————
Hana Rado	Director

/s/ Debbie Saperia ——————————————
Debbie Saperia	Director

By: /s/ Greg Lavelle —————————————— Puglisi & Associates 850 Library Avenue, Suite 204 Newark, Delaware 19711 Tel. (302) 738-6680	Authorized Representative in the United States